Exhibit 16

March 28, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the disclosure captioned “Changes in and Disagreements With Accountants on Accounting and Financial Disclosure” contained in the proxy statement for the 2008 Annual Meeting of FSB Community Bankshares, Inc. (the “Company”) and are in agreement with the statements concerning our firm contained therein, and we have no basis to agree or disagree with the other statements of the Company contained therein.

Very truly yours,

MENGEL, METZGER, BARR & CO. LLP